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                                                                   EXHIBIT 23.05

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999), with respect to the combined financial statements of the Network & Storage Management Group included in the Joint Proxy Statement of VERITAS Software Corporation and Seagate Technology, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-41318) and Prospectus of VERITAS Software Corporation for the registration of shares of its common stock.



                                                         /s/ERNST & YOUNG LLP

San Jose, California
August 28, 2000